Exhibit 99.1
NEWS RELEASE

Contact:
OSI Pharmaceuticals, Inc.	Burns McClellan (Representing OSI)
Kathy Galante (Investors/Media)	Justin Jackson/Kathy Nugent (Media)
631-962-2043	212-213-0006
Kim Wittig (Media)
631-962-2135
OSI PHARMACEUTICALS PRESENTS DIABETES/OBESITY PRECLINICAL
COMPOUNDS, PSN821 AND PSN602, AT ANNUAL MEETING OF THE
AMERICAN DIABETES ASSOCIATION
MELVILLE, NY — June 10, 2008 — OSI Pharmaceuticals, Inc. (Nasdaq: OSIP) provided an informational update on data from its two preclinical development compounds, PSN821 and PSN602. This information was presented at the annual meeting of the American Diabetes Association in San Francisco, CA. Preclinical data on PSN821, a novel, orally available agonist of the G-protein coupled receptor GPR119, being developed for the treatment of type 2 diabetes and obesity, were presented in an oral presentation. Also presented were preclinical data on PSN602, an oral dual serotonin and norepinephrine reuptake inhibitor and 5-HT1A agonist, being developed for the treatment of obesity. Both compounds are due to enter Phase I clinical trials in 2008.
“With diabetes and obesity rapidly emerging as a global health care problem that threatens to reach pandemic levels we recognize the need for novel, next-generation drugs and are encouraged by our research from both of these programs,” said Anker Lundemose, M.D., Ph.D., President of (OSI) Prosidion. “PSN821 has the potential to be the first orally available molecule which delivers both glucose control and substantial weight loss, while PSN602 is designed to give greater weight loss efficacy without causing the cardiovascular side effects seen with some anti-obesity agents.”
Following are summaries of the two presentations:
PSN821: A Novel Oral GPR119 Agonist for the Treatment of Type 2 Diabetes Producing Substantial Glucose Lowering and Weight Loss in Rats (Matthew Fyfe et al., Abstract # 297-OR)
In this presentation, OSI researchers presented preclinical data suggesting that PSN821 has the potential to achieve, as an oral agent, both substantial glucose lowering and meaningful body weight loss in patients with type 2 diabetes. PSN821, which stimulated the release of both insulin and Glucagon-like peptide-1 (GLP-1), demonstrated pronounced glucose lowering in rodent models of type 2 diabetes with no loss of efficacy on repeated administration, and substantial reductions of body weight in a rodent model of obesity.
Data from the studies showed, in male diabetic ZDF rats, that both acute and chronic administration of PSN821, given orally, significantly and dose-dependently reduced glucose excursions in an oral glucose tolerance test. Further, in prediabetic male ZDF rats daily oral dosing of PSN821 for 8 weeks significantly lowered non-fasting blood glucose concentrations and HbA1c levels compared to vehicle. Data also showed that in weight-stable, dietary-induced obese (DIO) female Wistar rats, daily oral dosing of PSN821 for 4 weeks reduced body weight substantially and significantly by 8.8%, comparing favorably with the 10.6% weight loss induced by a high dose of the prescribed anti-obesity agent, sibutramine.
PSN602: A Novel Monoamine Reuptake Inhibitor with 5-HT1A Agonism That, in Rats, Exhibits Equivalent Weight Loss to Sibutramine with a Superior Cardiovascular Profile (Gerard H Thomas et al., Abstract # 1744-P)
Sibutramine is a dual serotonin (5-HT) / norepinephrine (NE) reuptake inhibitor approved for the treatment of obesity. It is associated with elevations in blood pressure and heart rate in some patients, raising safety concerns and limiting the ability to dose titrate upwards to achieve greater efficacy. It was hypothesized that the addition of 5-HT1A agonism to monoamine reuptake inhibition would reduce the risk of unwanted cardiovascular activity. OSI researchers presented preclinical data demonstrating that PSN602 was as effective as a high dose of sibutramine at reducing body weight in a rodent model of obesity, but exhibited a more favorable cardiovascular profile after single doses.
Data from the study showed that PSN602, in vitro, is a potent inhibitor of both NE and 5-HT reuptake and a full agonist at the 5-HT1A receptor. In weight-stable, dietary-induced obese (DIO) female Wistar rats, daily oral dosing of PSN602 for 4 weeks significantly reduced body weight by 9-17% compared with controls, matching the weight loss (14%) induced by a high dose of sibutramine. In telemetered rats, single oral doses of PSN602 (up to 3 × ED50 to inhibit food intake over 24h), in contrast to sibutramine (2 × ED50 to inhibit food intake over 24h), caused no significant rise in mean 2-8h blood pressure or mean 2-8h heart rate. Translation of these effects to man would potentially allow dose-escalation of PSN602 to achieve greater weight loss than that seen with sibutramine.
About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicine and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products designed to extend life and/or improve the quality of life for patients with cancer and diabetes/obesity. The Company’s oncology programs are focused on developing molecular targeted therapies designed to change the paradigm of cancer care. OSI’s diabetes/obesity efforts are committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva® (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients in certain settings. OSI markets Tarceva through partnerships with Genentech, Inc. in the United States and with Roche throughout the rest of the world. For additional information about OSI, please visit <http://www.osip.com>.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI’s and its collaborators’ abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.